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Epizyme Nominates Dr. Andrew R. Allen For Election to Board of Directors

Cambridge, Mass., April 30, 2014 – Epizyme, Inc. (NASDAQ: EPZM), a clinical stage biopharmaceutical company creating innovative personalized therapeutics for patients with genetically defined cancers, today announced that Andrew R. Allen, M.D., Ph.D., co-founder and Executive Vice President of Clinical and Pre-Clinical Development and Chief Medical Officer of Clovis Oncology, Inc., has been nominated for election to the company’s board of directors. The election of directors will take place at the company’s annual meeting, scheduled for June 9, 2014.

“We are very pleased with the nomination of Dr. Allen to our board of directors,” said Robert J. Gould, Epizyme’s Chief Executive Officer. “We believe that his extensive experience in the pharmaceutical industry and expertise in oncology clinical development and strategy will provide valuable guidance as we continue to advance our product candidates through clinical development, including expansion indications.”

Dr. Allen is a co-founder of Clovis Oncology, Inc. (“Clovis”) and has served as Executive Vice President of Clinical and Pre-Clinical Development and Chief Medical Officer of Clovis since its inception in April 2009. Prior to co-founding Clovis, he served in the same role at Pharmion Corporation, as Vice President of BioPharma Development and Head of the Oncology Therapeutic Unit for Chiron Corporation, and as global project head in Abbott Laboratories’ oncology franchise. Previously, Dr. Allen was with the management consulting firm McKinsey & Company, focusing on oncology strategy. He also serves on the board of directors of Nodality, Inc. a privately-held biotechnology company. Dr. Allen qualified in medicine at Oxford University, earned his Ph.D. from the Imperial College of Science, Technology and Medicine in London, and obtained post-graduate internal medicine qualification as a Member of Royal College of Physicians.

About Epizyme, Inc.

Epizyme, Inc. is a clinical stage biopharmaceutical company creating personalized therapeutics for patients with genetically defined cancers. Epizyme has built a proprietary product platform that the company uses to create small molecule inhibitors of a 96-member class of enzymes known as histone methyltransferases, or HMTs. HMTs are part of the system of gene regulation, referred to as epigenetics, that controls gene expression. Genetic alterations can result in changes to the activity of HMTs, making them oncogenic (cancer-causing). By focusing on the genetic drivers of cancers, Epizyme’s targeted science seeks to match the right medicines with the right patients for a personalized approach to cancer treatment.

For more information, visit www.epizyme.com and connect with us on Twitter at @EpizymeRx.

Media/Investors:

Jeff Boyle

Epizyme, Inc.

617.674.1778

jboyle@epizyme.com

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Luke Dickinson

Spectrum

202.955.6222 ext. 2503

ldickinson@spectrumscience.com

Investors:

Stephanie Ascher

Stern Investor Relations

212.362.1200

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